                                                                       Exhibit 4

   [LETTERHEAD OF MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY APPEARS HERE]

                      Flexible Purchase Payment Multi-Fund
                           Variable Annuity Contract
--------------------------------------------------------------------------------

      Contract Number

            Annuitant

               Amount


--------------------------------------------------------------------------------
Dear Contract Owner:

READ YOUR CONTRACT CAREFULLY. It has been written in readable language to help you understand its terms. We have used examples to explain some of the provisions. These examples do not reflect the actual amounts or status of this contract. As you read through the contract, remember the words "we", "us" and "our" refer to Massachusetts Mutual Life Insurance Company.

     We will pay the maturity benefit to the Payee when this contract matures if the Annuitant is living at that time. If the Annuitant dies before this contract matures, we will pay the death benefit to the Beneficiary when due proof of the Annuitant's death is received at our Home Office. Either payment is subject to the terms of this contract which are contained on this and the following pages.

For service or information on this contract, contact the agent who sold the contract, any of our agency offices or our Home Office.

     YOU HAVE A RIGHT TO RETURN THIS CONTRACT. If you decide not to keep this contract, return it within ten days after you receive it. It may be returned by delivering or mailing it to our Home Office, to any of our agency offices or to the agent who sold the contract. Then, the contract will be as though it had never been issued. We will promptly refund the accumulated value of this contract on the date we receive it, plus any deductions made from the purchase payment.

Signed for Massachusetts Mutual Life Insurance Company at Springfield, Massachusetts.


                          Sincerely yours,


                          /s/SIGNATURE APPEARS HERE    /s/SIGNATURE APPEARS HERE
                          President                    Secretary

This Contract provides that:  A monthly life income is payable beginning on the date this contract matures if the Annuitant is living at that time
                              A death benefit is payable if the Annuitant dies
                                before this contract matures
                              Flexible purchase payments may be made to the
                                date this contract matures or to the Annuitant's death, if earlier.

This Contract is not participating. It does not provide for the payment of dividends.

All values and payments based on the investment performance of the Separate Account shown on the Schedule Page are variable and not guaranteed as to dollar amount.

Contract Summary

This Summary briefly describes some of the major contract provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

We will pay a maturity benefit if the Annuitant is living on the maturity date and the contract is in force at that time. We will pay a death benefit if the Annuitant dies before this contract matures and while it is in force. "In force" means that the contract has not terminated. Since this is a variable annuity contract, neither of these benefits is guaranteed as to dollar amount. Instead, all values and benefits which depend on the investment performance of the Separate Account shown on the Schedule Page are variable and not guaranteed as to dollar amount.

The first purchase payment for this contract is shown on the Schedule Page. Any normal purchase payment elected is also shown on the Schedule Page. However, purchase payments for this contract are flexible. Therefore, after the first one has been paid, there is no requirement that any specific amount of purchase payment be made on any date. Instead, within the limits stated in the contract, any amount may be paid on any date before the maturity date or the death of the Annuitant, if earlier.

Rights available under this contract include:

   . The right to assign this contract.
   . The right to change the Owner, the Payee or any Beneficiary.
   . The right to redeem this contract.
   . The right to make partial redemptions.
   . The right to change the date this contract matures.
   . The right to allocate purchase payments among the Guaranteed Principal
     Account and the divisions of the Separate Account.
   . The right to transfer values between the Guaranteed Principal Account and the divisions of the Separate Account.

This contract also includes a number of Payment Options. These provide alternate ways to pay the maturity value, the death benefit or the amount payable upon redemption of this contract.

                             Part 1.  The Basics Of This Contract

                             In this Part we discuss some basic concepts that are necessary to understand this contract.

The Parties Involved -       The Owner is the person who owns this contract, as
Owner, Annuitant,            shown on our records.
Beneficiary, Irrevocable
Beneficiary, Payee           The Annuitant is the person on whose life this
                             contract is issued. Payment of the maturity benefit will be made if that person is living when this contract matures. The Annuitant may be the Owner of this contract, or someone else may be the Owner.

                             Example: You buy a contract on your own life and name yourself as Owner. In this case, you are both the Annuitant and Owner. If you buy a contract on your spouse's life and name yourself as Owner, then the Annuitant and Owner are different people.

                             A Beneficiary is any person named on our records to receive death proceeds after the Annuitant dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                             Example:  Debbie is named as primary (first)
                                       Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Annuitant dies, she receives any death benefit. But if Debbie is dead and Anne and Scott are alive when the Annuitant dies, Anne and Scott receive any death benefit.

                             Any Beneficiary may be named an Irrevocable
                             Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change that Beneficiary. Also, this Beneficiary must consent to the exercise of other contract rights.

                             The Payee is the person named on our records to receive the maturity benefit when this contract matures.

Dates - Contract Date,       Two important dates (shown on the Schedule Page)
Contract Anniversary         are the Contract Date and the Issue Date.
Date, Contract Year,
Issue Date, Maturity         The Contract Date is the starting point for
Date                         determining Contract Anniversary Dates and Contract
                             Years. The first Contract Anniversary Date is one year after the Contract Date. The period from the Contract Date to the first Contract Anniversary
                             Date, or from one Contract Anniversary Date to the next, is called a Contract Year.

                             Example: The Contract Date is June 10, 19X1. The first Contract Anniversary Date is June 10, 19X2. The period from June 10, 19X1 to June 10, 19X2 is a Contract Year.

                             The Issue Date is used to determine the start of the contestability period. We discuss contestability below.

                             Another important date is the maturity date shown on the Schedule Page. This is the date the maturity benefit is payable unless an earlier or later maturity date is elected. The maturity benefit will be payable only if this contract is in force and the Annuitant is living on the maturity date.

This Is A Legal Contract     This annuity is a legal contract between the Owner
                             and us. The entire contract consists of the application and the annuity, which includes any riders. We have issued this contract in return for the application and the payment of the first purchase payment. Any change or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.

Trusts And Other             We are not responsible for carrying out the terms
Agreements                   of any trust or other agreement which is not a part
                             of this contract. Our only responsibility is to perform according to the terms of the contract.

Representations And          We rely on all statements made by or for the
Contestability               Annuitant in the application. Legally, these
                             statements are considered to be representations and not warranties. We can contest the validity of this contract for any material misrepresentation of a fact. To do so, however, the misrepresentation must have been made in the application and a copy of the application must have been attached to this contract when issued.

                             We must bring any legal action to contest the validity of this contract within two years from its Issue Date. After that we cannot contest its validity.

Misstatement Of Age          One of the questions in the application concerns
                             the Annuitant's date of birth. If the date of birth given is not correct, all benefits and amounts payable under this contract will be what would have been provided if the correct date of birth had been given.

                             No monthly life income payments will be made unless satisfactory proof of the Annuitant's date of birth has been received.

Meaning Of In Force          "In force" means that this contract has not
                             terminated. This contract is in force from its Issue Date or, if later, the date the first purchase payment is paid. Payment of future purchase payments is not required to continue this contract in force.

Home Office                  Our main office in Springfield, Massachusetts is
                             called the Home Office. The address is
                             Massachusetts Mutual Life Insurance Company,
                             Springfield, Massachusetts 01111.

Contract State               This contract shall be construed according to the
                             laws of the state in which it was entered into.

                             Part 2.  Purchase Payments

                             Purchase payments are the amounts that may be paid to us under this contract. Purchase payments for this contract are discussed in this Part.

The First                    The first purchase payment for this contract is
Purchase Payment             shown on the Schedule Page. It is due on the
                             Contract Date. This contract will not be in force until the first purchase payment has been paid to us.

Normal Purchase              The normal annual purchase payment for this
Payments                     contract is shown on the Schedule Page. Other
                             frequencies of payment are also shown. The frequency for this contract is as elected in the application. This frequency may be changed by giving us advance written notice.

Net Purchase Payments        A net purchase payment is a purchase payment we
                             receive less any premium tax we deduct at that time.

Purchase Payment             After the first purchase payment has been paid, we
Flexibility And Notices      will send notices for the normal purchase payment
                             on the frequency in effect. However, payment of those purchase payments is not required to continue the contract in force. Instead, any amount may be paid at any time before the maturity date, or the death of the Annuitant if earlier. Each purchase payment cannot be less than $50 without our consent.

                             We will stop sending notices if no purchase payment has been made for 18 consecutive months. However, if a purchase payment is paid after that time, we will send notices again.

                             We have the right to set a maximum limit on the total amount of purchase payments that may be made under this contract. Any such limit will not be less than $500,000.

Where To Pay                 All purchase payments are payable to us at our Home
                             Office or at the place shown for payment on the notice. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any purchase payment.

                             Part 3.  Accounts, Values And Charges

                             This contract provides that certain values
                             (referred to as variable values) are based on the investment performance of the Separate Account and are not guaranteed as to dollar amount. This contract also provides that other values (referred to as fixed values) are based on the interest credited to the Guaranteed Principal Account. This Part gives information about these Accounts, and the values and charges connected with them.

Allocation Of Purchase       Each net purchase payment we receive will be
Payments                     allocated among the Guaranteed Principal Account
                             and the divisions of the Separate Account, as directed in the application. This allocation will remain in effect until changed by any later written election satisfactory to us and received at our Home Office.

The Separate Account         The Separate Account shown on the Schedule Page is
                             a separate investment account which we have established under Massachusetts law. This Separate
                             Account has four divisions. They are:

                                . The Equity Division. Amounts credited to this
                                  division are invested in shares of MML Equity Fund, or its successor. This Fund invests primarily in common stocks and other equity securities.
                                . The Money Market Division. Amounts credited to
                                  this division are invested in shares of MML
                                  Money Market Fund, or its successor. This Fund invests primarily in short-term debt instruments.
                                . The Managed Bond Division. Amounts credited to
                                  this division are invested in shares of MML
                                  Managed Bond Fund, or its successor. This Fund invests primarily in fixed-income securities.
                                . The Blend Division. Amounts credited to this
                                  division are invested in shares of MML Blend
                                  Fund, or its successor. This Fund may invest in:

                                     . Common stocks and other equity
                                       securities;
                                     . Money market instruments and other debt
                                       securities with maturities generally not exceeding one year; and
                                     . Bonds and other debt securities with
                                       maturities generally exceeding one year.

                             We have the right to establish additional divisions of the Separate Account from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds.

                             Values in any division are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

Valuation Date And           Variable values are determined on each valuation
Valuation Period             date. A valuation date is any date on which the
                             New York Stock Exchange (or its successor) is open for trading. A valuation period is the period of time from the end of one valuation date to the end of the next valuation date.

Accumulation Units And       Accumulation units are used to measure the
Annuity Units                variable values on or before the maturity date of
                             this contract. Annuity units are used to determine the amount of each payment of Variable
                             Monthly Income after those payments have begun.
                             The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate Account applicable to that unit.

Purchase Of                  The amount of each net purchase payment we receive
Accumulation Units           for allocation to the Separate Account will be
                             applied to purchase accumulation units. The amount applied will be apportioned among the divisions of the Separate Account, as directed in the application. This apportionment will remain in effect until changed by any later written direction satisfactory to us and received at our Home Office.

Date Of Purchase             Accumulation units will be purchased in any
                             division of the Separate Account as of the valuation date which is on or next follows the date the purchase payment is received by us, but not earlier than the Contract Date. However, if any purchase payment is received other than by mail at our Home Office after the time set for valuation of the Separate Account, that purchase payment will be deemed to have been received on the next day. Accumulation units will be purchased at the unit value on the date of purchase. The number of units purchased will be the amount applied divided by the accumulation unit value on the date of purchase.

                             Example: The amount applied is $550. The date of
                                      purchase is June 10, 19X4. The
                                      accumulation unit value on that date is
                                      $10. The number of units purchased would be 55. ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units. ($550 divided by $11 = 50).

Variable Value Of            The value of the accumulation units credited to
Contract                     this contract in a division of the Separate
                             Account is equal to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

                             The variable value of this contract on any date is the total of the values of this contract in each division of the Separate Account.

The Guaranteed               The Guaranteed Principal Account is part of our
Principal Account            general account. It has no connection with, and
                             does not depend on, the investment performance of the Separate Account.

                             We have the right to establish additional guaranteed principal accounts from time to time.

Fixed Value Of Contract      The fixed value of this contract is the
                             accumulation at interest of:

                                . The net purchase payments which are allocated
                                  for this contract to the Guaranteed Principal Account; plus
                                . Any amounts transferred into the Guaranteed
                                  Principal Account for this contract from the Separate Account; less
                                . Any redemptions and transfers from the
                                  Guaranteed Principal Account for this
                                  contract; and less
                                . Any administrative charges taken from the
                                  Guaranteed Principal Account for this
                                  contract.

Interest On Fixed Value      The fixed value of this contract earns interest at
                             not less than an annual rate of 3 1/2%. We may credit a higher interest rate for any period of time. Interest is credited daily to and including the date the fixed value is determined upon redemption, transfer, maturity, or death.

Accumulated Value Of         The accumulated value of this contract on any date
Contract                     is the variable value plus the fixed value, both
                             determined as of that date.

Administrative Charge        An administrative charge will be assessed each year
                             on the Contract Anniversary Date. The amount of this charge will be determined each year by us.
                             However, it will not be greater than $50, or any lower limit required by law.

                             Each charge, when it is assessed, will be taken from the sources set forth below and in the order shown until the charge has been satisfied.

                             First, the Managed Bond Division of the Separate Account. Second, the Blend Division of the Separate Account. Third, the Equity Division of the Separate Account. Fourth, the Money Market Division of the Separate Account. Fifth, the Guaranteed Principal Account.

                             If the administrative charge, or any part thereof, is to be deducted from the Guaranteed Principal Account, the amount deducted from that Account will be the lesser of:

                                . The administrative charge, or part thereof,
                                  not deducted from the Separate Account; or
                                . One percent of the value of the Guaranteed
                                  Principal Account (before the deduction is
                                  made) on the Contract Anniversary Date on which the administrative charge is assessed.

                             For divisions of the Separate Account, the charge will be made by a reduction in the number of accumulation units this contract has in that division. For the Guaranteed Principal Account, the charge will be made by a reduction in the fixed value this contract has in that Account.

                             The yearly administrative charge discussed in this provision is in addition to any charge for administrative expenses contained in the asset charge discussed in the Net Investment Factor provision in Part 7.

Deductions For Sales         Sales charges are not deducted from purchase
Charges                      payments when received by us. Instead, we may make
                             deductions for sales charges from amounts payable upon full or partial redemption of this contract.
                             We may also make deductions for sales charges from the maturity value on the maturity date of this contract.

                             There are, however, three limits on the deduction for sales charges. These limits are discussed in the next three paragraphs.

                             The amount we deduct for sales charges at any time, plus any sales charges previously deducted, will not be more than 8 1/2% of the total purchase payments made to that time.

                             On the first redemption in each Contract Year, and on maturity if no partial redemption has been made in the Contract Year of maturity, no sales charge will be deducted on an amount up to 10% of the accumulated value of the contract on the date of redemption or maturity. This 10% limit is not cumulative. That is, any unused portion of this limit cannot be carried over to any later redemption or maturity.

                             No sales charges will be deducted if, at the Annuitant's actual age 59 1/2 or older, the entire redemption value or maturity value is:

                                . Applied under Payment Option C, E or F, either
                                  variable or fixed.
                                . Applied under Payment Option B, either
                                  variable or fixed, with payments for 10 years or more.
                                . Applied to purchase a single premium immediate
                                  life annuity sold by us or any of our
                                  subsidiary companies.
                                . Applied to purchase a single premium immediate
                                  annuity certain, with payments for 10 years or more, sold by us or any of our subsidiary companies.

Amount Of Sales Charge       Subject to the limits discussed above, the amount
                             of any sales charge depends on when the contract is matured or the redemption is made. It will be a percent of the accumulated value of the contract at maturity or the amount being redeemed. These percents are:

                             Contract Year  Percent      Contract Year   Percent
                             -------------  -------      -------------   -------
                             First            8%         Sixth              4%
                             Second           8%         Seventh            3%
                             Third            7%         Eighth             2%
                             Fourth           6%         Ninth              1%
                             Fifth            5%         Tenth and later    0%

                             Part 4.  Life Benefits

                             A variable annuity contract provides a maturity benefit if the Annuitant is living on the maturity date and the contract is in force at that time. It provides a death benefit if the Annuitant dies before the maturity date while the contract is in force. There are other rights and benefits available under this contract. These "Life Benefits" are discussed in this Part.

                             Contract Ownership

Rights Of Owner              While the Annuitant is living, the Owner may
                             exercise all rights given by this contract or allowed by us. These rights include assigning this contract, changing Beneficiaries, changing ownership, enjoying all contract benefits and exercising all contract options. The consent of any Irrevocable Beneficiary is needed to exercise any contract right.

Assigning This Contract      This contract may be assigned. But for any
                             assignment to be binding on us, we must receive a signed copy of it at our Home Office. We will not be responsible for the validity of any assignment.

                             Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment.

Changing The Owner,          The Owner, the Payee or Beneficiary may be changed
Payee Or Beneficiary         while the Annuitant is living. We do not limit the
                             number of changes that may be made. To make a change, a written request, satisfactory to us, must be received at our Home Office. The change will take effect as of the date the request is signed, even if the Annuitant dies before we receive it.
                             Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values          Transfers of values may be made upon written
                             direction received at our Home Office. These transfers are:

                                . Transfers of values between divisions of the
                                  Separate Account. These transfers will be made by cancelling all or part of the accumulation units in a division and applying the value of the cancelled units to purchase units in any other division.
                                . Transfers of values from one or more divisions
                                  of the Separate Account to the Guaranteed
                                  Principal Account. These transfers will be made by cancelling all or part of the accumulation units in a division and applying the value of the cancelled units to the Guaranteed Principal Account.
                                . Transfers of values from the Guaranteed
                                  Principal Account to one or more divisions of the Separate Account. These transfers will be made by applying all or part of the value in the Guaranteed Principal Account to purchase accumulation units in one or more divisions of the Separate Account.

                             Unit values will be determined as of the valuation date which is on or next follows the date the written direction is received at our Home Office.

Limitations On               Transfers of values out of the Guaranteed Principal
Transfers                    Account to the Separate Account are limited to one
                             in each Contract Year. The maximum value of any transfer from the Guaranteed Principal Account is 25% of the fixed value of this contract on the date the transfer is made. However, we reserve the right to further limit any transfer from the Guaranteed
                             Principal Account during any Contract Year so that the sum of:

                                . That transfer; and
                                . All previous and concurrent partial
                                  redemptions from the Guaranteed Principal
                                  Account during that Contract Year;

                             cannot be more than 25% of the fixed value of this contract on the date of the first such transfer or partial redemption during that Contract Year.

                             We reserve the right to limit all transfers to not more than one every 90 days. We also reserve the right to prohibit transfers from the Guaranteed Principal Account to the Money Market Division of the Separate Account.

                             Transfers cannot be made within 30 days before this contract matures.

                             Redeeming This Contract

Right To Redeem              This contract may be redeemed for its cash
                             redemption value any time before it matures and while the Annuitant is living. Redemption will be effective on the date we receive this contract and a written redemption request, satisfactory to us, at our Home Office. A later effective date may be elected in the redemption request.

Cash Redemption Value        The cash redemption value of this contract is the
                             accumulated value on the valuation date which is on or next follows the effective date of redemption less any deductions for sales charges and less any premium tax we deduct at that time. The accumulated value of this contract is described in "Part 3.
                             Accounts, Values And Charges".

Partial Redemptions          Partial redemptions may be made at any time before
                             this contract matures and while the Annuitant is living. The request for a partial redemption must state the Account (or Accounts) from which the partial redemption will be made. For any partial redemption from the Separate Account, the request must also state the division (or divisions) from which redemption will be made.

                             Partial redemptions from the Guaranteed Principal Account will be made by reducing the value in that Account to provide the partial redemption including any sales charge deduction that applies to that redemption. Partial redemptions from a division (or divisions) of the Separate Account will be made by cancelling a sufficient number of accumulation units to provide the partial redemption including any sales charge deduction that applies to that redemption.

                             Any partial redemption will be subject to the limits set forth below.

                                . Any partial redemption must be for at least
                                  $500.
                                . The accumulated value of the contract
                                  remaining after a partial redemption must be at least $500.

                             We reserve the right to limit any partial redemption from the Guaranteed Principal Account during any Contract year so that the sum of:

                                . That partial redemption; and
                                . All previous partial redemptions from the
                                  Guaranteed Principal Account during that
                                  Contract Year; and
                                . Any previous or concurrent transfer from the
                                  Guaranteed Principal Account during that
                                  Contract Year;

                             cannot be more than 25% of the fixed value of this contract on the date of the first such transfer or partial redemption during that Contract Year.

Redemption Or             If, at any time, the Credited Interest Rate falls
Maturity Without          below the Specified Interest Rate, this contract may
Charge                    be redeemed or matured without any deduction for sales
                          charges.

                          For the purpose of this provision, the following definitions apply:

                             . Credited Interest Rate means the annual
                               equivalent of the interest rate credited to the Guaranteed Principal Account.

                             . Specified Interest Rate means the Treasury Bill
                               Index (as described below) reduced by 1.40%.

                          On the 15th day of March, June, September, and December, we determine the Treasury Bill Index to be effective during the period beginning on the first day of the next calendar quarter and ending on the last day of that quarter. The Index is equal to the arithmetic average of the discount rates established at the regular weekly auctions of 91-day United States Treasury Bills. Auctions occurring during the period beginning with the 16th day of the last month of the preceding calendar quarter and ending with the 15th day of the last month of the current calendar quarter are used to determine this average.

                          Example: On March 15, 19X2 we determine that the
                                   Treasury Bill Index for the period December
                                   16, 19X1 through March 15, 19X2 is 10.5%. We reduce the index by 1.40%. The Specified Interest Rate for the calendar quarter beginning April 1, 19X2 and ending June 30, 19X2 is 9.10%.

                          If the regular auction program for 91-day Treasury Bills is discontinued, we will, with the approval of the insurance supervisory official of the state where this contract was delivered, use a comparable index.

                          Within 10 days following the date that the Credited Interest Rate falls below the Specified Interest Rate, we will send a written notice to the Owner at the last known address shown on our records stating that redemption or maturity without charge can be elected until further notice.

                          If the Credited Interest Rate once again becomes equal to or greater than the Specified Interest Rate, we will send a second written notice to the Owner at the last known address shown on our records. This second written notice will state that the opportunity to redeem or mature without charge will end 60 days from the date the second written notice was sent.

                          Any redemption or maturity elected under this provision must become effective before the end of 60 days from the date the second written notice was sent.



When And How We Pay       Any partial redemption made will be paid in one sum.
                          However, if the entire contract is redeemed, the cash redemption value may be paid in one sum, or it may be applied under any payment option elected. See "Part 6.
                          Payment Options".

                          We will pay all redemptions within seven days after the written request for the redemption is received by us at our Home Office. However:

                             . For redemptions from the Separate Account, this
                               time period is subject to any extension permitted under federal laws, rules and regulations which apply to redemption of variable annuity contracts.

                             . For redemptions from the Guaranteed Principal
                               Account, we may delay payment for up to six months from the date the request is received by us at our Home Office. If payment is delayed 30 days or more, we will add interest at an annual rate of 3%.

                          Right To Change The Maturity Date


Electing An Early         Before this contract matures and while it is in force,
Maturity Date             the maturity date may be changed to any date that is
                          earlier than the maturity date then in effect. To elect an earlier maturity date, we require that a written election for the change be received at our Home Office at least 30 days before the early maturity date wanted.

Electing A Later          Before this contract matures and while it is in force,
Maturity Date             the maturity date may be changed to any date that is
                          later than the maturity date then in effect. However, that later maturity date must be on or before the Contract Anniversary Date nearest the Annuitant's 85th birthday. To elect a later maturity date, we require that a written election be received at our Home Office within 90 days before the maturity date then in effect. Any rider this contract has will be cancelled when the change is made.

                          Other Provisions Regarding Life Benefits

Periodic Statements       While this contract is in force before the maturity
                          date, or the Annuitant's death if earlier, we will send a Status Report to the Owner at least semiannually. This Report will show:

                             . The number of accumulation units in each
                               division of the Separate Account; and
                             . The accumulation unit value in each division of
                               the Separate Account; and
                             . The variable value of this contract; and . The fixed value of this contract; and . The accumulated value of this contract.

                          All this information will be as of a date which is not more than 45 days before the date the Status Report is mailed.

                          We will also give the Owner any other periodic reports, containing information about this contract, that may be required by federal or state law.

Receipt Of Papers         Any written directions, requests or other papers
                          received other than by mail at our Home Office after the time set for valuation of the Separate Account will be deemed to have been received the next day.

Contract Is Not          "Not participating" means that this contract does not
Participating            share in any distribution of our divisible surplus.

                         Part 5.  Maturity Benefit And Death Benefit

                         The maturity benefit is the payment we will make when this contract matures if the Annuitant is living at that time. The death benefit is the amount of money we will pay when we receive due proof at our Home Office that the Annuitant has died before the contract matures. These benefits are discussed in this Part.

                         Maturity Benefit

Maturity Value           The maturity value is the accumulated value of this
                         contract on the valuation date which is on or next follows the maturity date with these deductions:

                             . Any premium tax we deduct at that time.
                             . Any deduction for sales charges that applies.

Monthly Life Income       When this contract matures, the maturity value will be
                          applied to provide a monthly life income under Variable Payment Option C, as described in "Part 6.
                          Payment Options". This income will be based on the life of the Annuitant and will be paid for the lifetime of the Annuitant. The first payment is due on the maturity date. Future payments will be due on the same day of the month as the maturity date. The final payment will be the last one due before the Annuitant's death.

                          There is a guarantee as to the first 120 income payments. If the Annuitant dies before all these payments are made, we will continue to make payments until 120 income payments have been made.

Alternate Settlements At  There are other settlements available when this
Maturity contract matures. That is, the Owner may elect to have the maturity value applied under any other payment option discussed in Part 6, or paid in one sum.

                          In any case, if an assignment of this contract is in effect on the maturity date, we have the right to pay the maturity value in one sum. Any amount due the assignee will be paid to the assignee. The balance, if any, will be paid to the Owner.

Restriction On Rights     The Annuitant cannot assign, transfer or place any
                          restriction on this contract without the Owner's written consent. No income payment under this contract can be assigned, transferred or taken in advance of its due date, and the right to receive any income payments cannot be restricted, without the Owner's written consent. In any case, the Owner's written consent must be given before the Annuitant dies and must be received at our Home Office.

                          Death Benefit

Amount Of Death           If the Annuitant dies before this contract matures and
Benefit                   while it is in force, the death benefit will be the
                          greater of:

                              . The total of all purchase payments made, less
                                the amount of any partial redemptions, or
                              . The accumulated value of this contract on the
                                valuation date which is on or next follows the date proof of death is received at our Home Office,

                          less, in either case, any premium tax we deduct at that time.

                          Interest On Maturity Or Death Benefit

Interest Payable          If the maturity value is paid in one sum after this
                          contract matures, we will add interest from the valuation date which is on or next follows the maturity date to the date of payment. If the death benefit is paid in one sum, we will add interest from the valuation date which is on or next follows the date proof of death is received to the date of payment.

                          If the death benefit is applied under a payment option, interest will be paid from the valuation date which is on or next follows the date written notice of death is received to the effective date of that option. It will be paid in one sum to the Beneficiary living on the effective date.

                          In all cases, the amount of interest will be the greater of:

                             . The same as would be paid under Option D of the
                               payment options for the applicable period of time. See "Part 6. Payment Options" for a description of Option D.
                             . The same as would be earned by the Money Market
                               Division of the Separate Account, adjusted to remove mortality and expense risk charges, for the applicable period of time.

                          Part 6.  Payment Options

                          These are Optional Methods of Settlement. They provide alternate ways in which payment can be made. This contract provides Fixed Income payment options. It also provides Variable Income payment options. These two types of options are discussed below. Any other payment option agreed to by us may be elected.

Fixed Income Payment      A Fixed Income payment option is one which provides
Options                   payments that are guaranteed by us under our general
                          account. The amounts of these payments do not depend on the investment performance of the Separate Account.

                          All the payment options described in this Part are available on a Fixed Income basis. They are described in terms of monthly payments. However, annual, semiannual or quarterly payments may be requested instead. The amount of these payments will be determined in a way which is consistent with monthly payments and will be quoted on request.

 Variable Income          A Variable Income payment option is one which provides
 Payment Options          that payments are not guaranteed as to dollar amount.
                          Instead, they are based on the investment performance of the Separate Account. Payment options B, C, E and F are available on a Variable Income basis. Payment can only be made monthly. The manner in which the dollar amounts of Variable Income payments are computed is set forth in "Part 7. Notes On Our Computations".

Availability Of Payment   All or part of the death benefit, the maturity value
Options                   or the cash redemption value may be applied under any
                          payment option. If the contract is assigned, any amount due to the assignee will be paid in one sum.
                          The balance, if any, may be applied under any payment option.

                          If the Schedule Page shows that this contract was issued on a unisex rate basis, the female rates shown in the Option C, E and F Tables apply in all cases. The male rates in those Tables do not apply to unisex rate contracts.

Minimum Amounts           If the amount to be applied under any option is less
                          than $2,000, we may pay that amount in one sum instead. If payments under a Fixed Income option amount to less than $20 each, we have the right to make payments at less frequent intervals. If the first payment under a Variable Income option amounts to less than $20, we have the right to make a one sum payment.

Option A Fixed Income Payment Option (Not available as a Variable Income option). Each monthly payment will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option (Available as a Fixed Income option and as a Variable Income option). For either option, monthly payments will be made for any period selected, up to 30 years. For Fixed Income Option B, the monthly payments are equal. They depend on the total amount applied, the period selected and the monthly payment rates we are using when the first payment is due. The rate for any payment will not be less than shown in the Fixed Income Option B Table.

                          For Variable Income Option B, the payments are not guaranteed as to amount and may vary during the period selected. The Variable Income Option B Table shows the first monthly payment for each $1,000 applied.

                                         Fixed Income Option B Table
                           Minimum Monthly Payment Rates For Each $1,000 Applied



                                               Monthly              Monthly
                                 Years         Payment    Years     Payment

                                   1           $84.47       16       $6.53
                                   2            42.86       17        6.23
                                   3            28.99       18        5.96
                                   4            22.06       19        5.73
                                   5            17.91       20        5.51

                                   6            15.14       21        5.32
                                   7            13.16       22        5.15
                                   8            11.68       23        4.99
                                   9            10.53       24        4.84
                                   10            9.61       25        4.71

                                   11            8.86       26        4.59
                                   12            8.24       27        4.47
                                   13            7.71       28        4.37
                                   14            7.26       29        4.27
                                   15            6.87       30        4.18


                                        For quarterly payment, multiply by
                                        2.993. For semiannual payment, multiply
                                        by 5.963. For annual payment, multiply
                                        by 11.839.



                                        Variable Income Option B Table
                               Monthly Payment Rates For First Payment For Each
                             $1,000 Applied, Based On 4% Assumed Investment Rate





                                              Monthly                  Monthly
                                 Years        Payment       Years      Payment

                                   1          $84.84         16         $7.00
                                   2           43.25         17          6.71
                                   3           29.40         18          6.44
                                   4           22.47         19          6.21
                                   5           18.32         20          6.00

                                   6           15.56         21          5.81
                                   7           13.59         22          5.64
                                   8           12.12         23          5.49
                                   9           10.97         24          5.35
                                   10          10.06         25          5.22

                                   11           9.31         26          5.10
                                   12           8.69         27          5.00
                                   13           8.17         28          4.90
                                   14           7.72         29          4.80
                                   15           7.34         30          4.72

Option C Lifetime Payment Option (Available as a Fixed Income option and as a Variable Income option). For Fixed Income Option C, the monthly payments are equal. For Variable Income Option C, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the life of a named person. Payments will continue for the life of that person. The three variations are:

                          (1) Payments for life only. No specific number of payments is guaranteed. Payments stop when the named person dies.

                          (2) Payments guaranteed for amount applied. Payments stop when they equal the amount applied or when the named person dies, whichever is later. For Fixed Income Option C, "amount applied" means the dollar amount used to provide the income. For Variable Income Option C, "amount applied" means a number of monthly payments. This number is equal to the dollar amount used to provide the income divided by the dollar amount of the first monthly payment.

                          (3) Payments guaranteed for 5 or 10 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

                          The Fixed Income Option C Table shows the minimum monthly payment for each $1,000 applied. The Variable Income Option C Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.



                                        Fixed Income Option C Table
                           Minimum Monthly Payment Rates For Each $1,000 Applied



                                       Payments       Payments Guaranteed For
                                 Age*  For Life  Amount      5       10      20
                             Male Female  Only   Applied   Years   Years   Years

                              35    40    $3.30   $3.25    $3.29   $3.28   $3.27
                              40    45     3.47    3.41     3.46    3.45    3.43
                              45    50     3.69    3.60     3.68    3.67    3.62
                              50    55     3.96    3.83     3.95    3.93    3.85
                              55    60     4.31    4.13     4.30    4.27    4.14

                              60    65     4.77    4.49     4.75    4.70    4.44
                              65    70     5.41    4.96     5.38    5.26    4.77
                              70    75     6.30    5.56     6.21    5.96    5.07
                              75    80     7.50    6.31     7.30    6.77    5.30
                              80    85     9.16    7.29     8.72    7.64    5.43

                              85          11.48    8.54    10.46    8.44    5.49



*Age on birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

                                      Variable Income Option C Table
                        Minimum Monthly Payment Rates For First Payment For Each
                          $1,000 Applied, Based On 4% Assumed Investment Rate



                            Payments             Payments Guaranteed For
                  Adjusted  For Life        Amount          5          10
                     Age*     Only         Applied        Years       Years

                            M      F      M      F      M      F      M      F

                      40  $4.11  $3.92  $4.04  $3.87  $4.10  $3.91  $4.09  $3.90
                      45   4.31   4.07   4.20   4.01   4.30   4.06   4.28   4.05
                      50   4.55   4.26   4.40   4.18   4.54   4.25   4.51   4.23
                      55   4.85   4.50   4.64   4.39   4.83   4.49   4.78   4.47
                      60   5.22   4.82   4.94   4.66   5.19   4.80   5.11   4.77

                      65   5.70   5.23   5.31   5.00   5.66   5.21   5.53   5.15
                      70   6.35   5.80   5.79   5.44   6.28   5.76   6.06   5.65
                      75   7.23   6.59   6.40   6.00   7.08   6.52   6.70   6.28
                      80   8.42   7.68   7.19   6.68   8.14   7.50   7.45   7.01
                      85  10.07   9.10   8.21   7.47   9.51   8.70   8.25   7.72



                             *Age on birthday nearest the due date of the first
                              payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request. Monthly payment rates for adjusted ages over 85 are the same as those for 85.



Option D Interest Payment Option (Not available as a Variable Income option). We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will not be less than the equivalent of 3% per year.

Option E Joint Lifetime Payment Option (Available as a Fixed Income option and as a Variable Income option). For Fixed Income Option E, the monthly payments are equal. For Variable Income Option E, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments continue for the lifetime of the other. The two variations are:

                          (1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both persons have died.

                          (2) Payments guaranteed for 10 years. Payments stop at the end of 10 years, or when both named persons have died, whichever is later.

                          The Fixed Income Option E Table shows the minimum monthly payment for each $1,000 applied. The Variable Income Option E Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly rates we are using when the first payment is due. They will not be less than shown in the Table.

                          Fixed Income Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                           Payments For Two Lives Only

             M50     M55      M60      M65      M70      M75
   Age*      F55     F60      F65      F70      F75      F80
M      F
50     55  $3.53   $3.64     $3.72   $3.80     $3.85    $3.89
55     60   3.64    3.78      3.91    4.03      4.12     4.18
60     65   3.72    3.91      4.10    4.27      4.42     4.54
65     70   3.80    4.03      4.27    4.52      4.76     4.97
70     75   3.85    4.12      4.42    4.76      5.11     5.44

75     80   3.89    4.18      4.54    4.97      5.44     5.92
80     85   3.91    4.23      4.63    5.12      5.71     6.36

                        Payments Guaranteed For 10 Years

             M50     M55      M60      M65      M70      M75
   Age*      F55     F60      F65      F70      F75      F80
M      F
50     55  $3.52   $3.63     $3.71   $3.79     $3.84    $3.88
55     60   3.63    3.77      3.90    4.02      4.11     4.17
60     65   3.71    3.90      4.09    4.26      4.41     4.53
65     70   3.79    4.02      4.26    4.51      4.75     4.94
70     75   3.84    4.11      4.41    4.75      5.08     5.38

75     80   3.88    4.17      4.53    4.94      5.38     5.82
80     85   3.90    4.22      4.61    5.08      5.62     6.19



* Age on the birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.



                        Variable Income Option E Table
           Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate


                   Payments For Two Lives Only - Both Males
Adjusted
  Age*     M 50    M 55    M 60    M 65    M 70    M 75    M 80    M 85

 M 50     $4.05   $4.14   $4.22   $4.29   $4.35   $4.40   $4.45   $4.48
 M 55      4.14    4.25    4.35    4.45    4.54    4.62    4.69    4.74
 M 60      4.22    4.35    4.49    4.63    4.76    4.88    4.98    5.05
 M 65      4.29    4.45    4.63    4.81    5.00    5.17    5.32    5.44

 M 70      4.35    4.54    4.76    5.00    5.25    5.49    5.72    5.91
 M 75      4.40    4.62    4.88    5.17    5.49    5.83    6.16    6.46
 M 80      4.45    4.69    4.98    5.32    5.72    6.16    6.63    7.08
 M 85      4.48    4.74    5.05    5.44    5.91    6.46    7.08    7.74

                                  (Continued)

                  Payments For Two Lives Only - Both Females

Adjusted
   Age*    F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

 F 50     $3.90   $3.97   $4.04   $4.09   $4.14   $4.17   $4.20   $4.22
 F 55      3.97    4.07    4.15    4.23    4.30    4.36    4.40    4.43
 F 60      4.04    4.15    4.27    4.39    4.49    4.58    4.65    4.70
 F 65      4.09    4.23    4.39    4.55    4.70    4.84    4.95    5.04

 F 70      4.14    4.30    4.49    4.70    4.91    5.12    5.30    5.45
 F 75      4.17    4.36    4.58    4.84    5.12    5.42    5.70    5.93
 F 80      4.20    4.40    4.65    4.95    5.30    5.70    6.10    6.46
 F 85      4.22    4.43    4.70    5.04    5.45    5.93    6.46    6.98


               Payments For Two Lives Only - One Male, One Female

Adjusted
   Age*    F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

 M 50     $3.97   $4.06   $4.15   $4.23   $4.30   $4.37   $4.42   $4.46
 M 55      4.03    4.14    4.26    4.37    4.48    4.57    4.64    4.71
 M 60      4.08    4.22    4.37    4.52    4.66    4.80    4.91    5.00
 M 65      4.13    4.29    4.47    4.66    4.86    5.05    5.22    5.36

 M 70      4.16    4.35    4.56    4.80    5.06    5.33    5.57    5.78
 M 75      4.19    4.39    4.63    4.92    5.25    5.60    5.95    6.26
 M 80      4.21    4.43    4.69    5.01    5.41    5.86    6.34    6.79
 M 85      4.23    4.45    4.73    5.09    5.54    6.09    6.70    7.32


                  Payments Guaranteed For 10 Years - Two Males

Adjusted
Age*       M 50    M 55    M 60    M 65    M 70    M 75    M 80    M 85

 M 50     $4.04   $4.13   $4.21   $4.28   $4.34   $4.39   $4.44   $4.47
 M 55      4.13    4.24    4.34    4.44    4.53    4.61    4.67    4.72
 M 60      4.21    4.34    4.48    4.62    4.75    4.86    4.95    5.02
 M 65      4.28    4.44    4.62    4.80    4.98    5.15    5.28    5.39

 M 70      4.34    4.53    4.75    4.98    5.22    5.46    5.66    5.83
 M 75      4.39    4.61    4.86    5.15    5.46    5.77    6.07    6.32
 M 80      4.44    4.67    4.95    5.28    5.66    6.07    6.48    6.85
 M 85      4.47    4.72    5.02    5.39    5.83    6.32    6.85    7.35


                 Payments Guaranteed For 10 Years - Two Females

Adjusted
Age*       F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

 F 50     $3.89   $3.96   $4.03   $4.08   $4.13   $4.16   $4.19   $4.21
 F 55      3.96    4.06    4.14    4.22    4.29    4.35    4.39    4.42
 F 60      4.03    4.14    4.26    4.38    4.48    4.57    4.64    4.69
 F 65      4.08    4.22    4.38    4.54    4.69    4.83    4.94    5.02

 F 70      4.13    4.29    4.48    4.69    4.90    5.11    5.28    5.41
 F 75      4.16    4.35    4.57    4.83    5.11    5.39    5.65    5.86
 F 80      4.19    4.39    4.64    4.94    5.28    5.65    6.01    6.31
 F 85      4.21    4.42    4.69    5.02    5.41    5.86    6.31    6.72

                                  (Continued)

               Payments Guaranteed For 10 Years - One Male, One Female

        Adjusted
        Age*       F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

         M 50     $3.96   $4.05   $4.14   $4.22   $4.29   $4.36   $4.41   $4.45
         M 55      4.02    4.13    4.25    4.36    4.47    4.56    4.63    4.69
         M 60      4.07    4.21    4.36    4.51    4.65    4.79    4.89    4.97
         M 65      4.12    4.28    4.46    4.65    4.85    5.04    5.19    5.31

         M 70      4.15    4.34    4.55    4.79    5.05    5.30    5.53    5.71
         M 75      4.18    4.38    4.62    4.91    5.23    5.56    5.88    6.14
         M 80      4.20    4.42    4.68    5.00    5.38    5.80    6.23    6.59
         M 85      4.22    4.44    4.72    5.06    5.50    6.00    6.53    7.00


            * Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request. Monthly payment rates for adjusted ages over 85 are the same as those for 85.

         -----------------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments (Available as a Fixed Income option and as a Variable Income option). Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, reduced payments will continue for the lifetime of the other. These reduced payments will be two-thirds of what they would have been if both persons had continued to live. Payments stop when both persons have died.

                The Fixed Income Option F Table shows the minimum monthly payment for each $1,000 applied. The Variable Income Option F Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the rates we are using when the first payment is due. They will not be less than shown in the Table.


      --------------------------------------------------------------------------
                          Fixed Income Option F Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only

                      M50     M55     M60     M65     M70     M75
           Age*       F55     F60     F65     F70     F75     F80
         M     F
         50    55   $3.80   $3.94   $4.10   $4.28   $4.47   $4.66
         55    60    3.94    4.11    4.30    4.51    4.73    4.96
         60    65    4.10    4.30    4.52    4.77    5.05    5.33
         65    70    4.28    4.51    4.77    5.08    5.42    5.77
         70    75    4.47    4.73    5.05    5.42    5.85    6.30

         75    80    4.66    4.96    5.33    5.77    6.30    6.88
         80    85    4.86    5.19    5.61    6.13    6.77    7.51


        * Age on the birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

      --------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         Variable Income Option F Table
            Minimum Monthly Payment Rates For First Payment For Each
               $1,000 Applied, Based On 4% Assumed Investment Rate

                    Payments For Two Lives Only - Both Males

Adjusted
Age*      M 50    M 55    M 60   M 65    M 70    M 75    M 80    M 85

M 50     $4.37   $4.49   $4.62  $4.77   $4.94   $5.13   $5.33   $5.53
M 55      4.49    4.63    4.78   4.95    5.14    5.35    5.57    5.81
M 60      4.62    4.78    4.95   5.15    5.37    5.61    5.87    6.14
M 65      4.77    4.95    5.15   5.37    5.63    5.92    6.22    6.54
M 70      4.94    5.14    5.37   5.63    5.94    6.28    6.65    7.04
M 75      5.13    5.35    5.61   5.92    6.28    6.69    7.15    7.65
M 80      5.33    5.57    5.87   6.22    6.65    7.15    7.72    8.35
M 85      5.53    5.81    6.14   6.54    7.04    7.65    8.35    9.15



                   Payments For Two Lives Only - Both Females

Adjusted
Age*      F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

F 50    $4.12    $4.23   $4.34   $4.47   $4.61   $4.78   $4.97   $5.15
F 55     4.23     4.34    4.47    4.61    4.78    4.97    5.18    5.38
F 60     4.34     4.47    4.62    4.78    4.98    5.19    5.43    5.66
F 65     4.47     4.61    4.78    4.98    5.20    5.46    5.73    6.00
F 70     4.61     4.78    4.98    5.20    5.47    5.78    6.11    6.44
F 75     4.78     4.97    5.19    5.46    5.78    6.15    6.56    6.98
F 80     4.97     5.18    5.43    5.73    6.11    6.56    7.07    7.60
F 85     5.15     5.38    5.66    6.00    6.44    6.98    7.60    8.27



               Payments For Two Lives Only - One Male, One Female

Adjusted
Age*      F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85

M  50    $4.24   $4.35   $4.48   $4.63   $4.80   $5.00   $5.21   $5.42
M  55     4.35    4.48    4.62    4.79    4.98    5.20    5.44    5.68
M  60     4.46    4.61    4.77    4.96    5.18    5.44    5.71    5.98
M  65     4.59    4.75    4.94    5.16    5.42    5.71    6.03    6.36
M  70     4.74    4.92    5.13    5.38    5.69    6.04    6.42    6.81
M  75     4.90    5.10    5.34    5.63    5.98    6.40    6.87    7.36
M  80     5.07    5.29    5.56    5.89    6.30    6.80    7.37    7.98
M  85     5.25    5.49    5.79    6.16    6.63    7.23    7.92    8.68

    * Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request. Monthly payment rates for adjusted ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

Electing A Payment       To elect any option, we require that a written request,
Option                   satisfactory to us, be received at our Home Office. The
                         Owner may elect an option during the Annuitant's lifetime. If the death benefit is payable in one sum when the Annuitant dies, the Beneficiary may elect an option with our consent.

                         Options for any amount payable to an association, corporation, partnership or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E or F if the option payments are based on the life or lives of the Annuitant, the Annuitant's spouse, any child of the Annuitant, or any other person agreed to by us.

Effective Date And       The effective date of an option is the date the amount
Payment Date             is applied under that option. For a death benefit, this
                         is the date that due proof of the Annuitant's death is received at our Home Office. For a maturity value, it is the date the contract matures. For the cash redemption value, it is the effective date of redemption.

                         The first payment is due on the effective date, except that the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                         Example: Monthly payments are being made to your son on the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And          If provided in the payment option election, all or part
Changes                  of the unpaid balance under Options A or D may be
                         withdrawn or applied under any other option.

                         If provided in the payment option election, the commuted value of the future payments under Variable Income Option B may be withdrawn. In this case, the number of annuity units that Variable Income Option B has in each division of the Separate Account will be commuted at the Assumed Investment Rate. The commuted units in each division will be multiplied by the annuity unit value for that division on the date the commuted value is determined. The commuted value will be the sum of the values determined for each division less any deduction for sales charges that applies.

                         A deduction for sales charges will apply only if:

                               .  No sales charges were deducted when the
                                  redemption or maturity value was applied under Variable Income Option B; and

                               . A deduction for sales charges would be made if this contract was redeemed or matured in one sum on the date commutation is made; and

                               . Commutation is made during the lifetime of the person receiving the Option B payments.

                         The amount of the sales charge deduction will be the same as if this contract was redeemed for an amount equal to the commuted value (before deduction the sales charge) on the date commutation is made.

Income Protection        To the extent permitted by law, each option payment and
                         any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them.
                         No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Annuitant dies. This consent must be received at our Home Office.

                         Part 7.  Notes On Our Computations

                         This Part covers some technical points about this contract.

Net Investment Factor    For each division of the Separate Account, the Net
                         Investment Factor for any valuation period is the gross investment rate for that period plus 1.00000000 and minus an asset charge. This asset charge will be not more than .00003836 for each day of a valuation period.
                         The Net Investment Factor may be greater or less than 1.00000000.

                         For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                               . The net earnings of that division during the valuation period, divided by

                               . The value of the total assets of that division at the beginning of the valuation period.

                         The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principals and applicable laws, rules and regulations. This determination shall be conclusive upon the Owner, the Annuitant, any Beneficiary and any assignee and any other person under this contract.

Accumulation Unit        The value of an accumulation unit in each division was
Value                    set at $1.00000000 on the first valuation date selected
                         by us. The value on any date thereafter is equal to the product of the Net Investment Factor for that division for the valuation period which includes that date and the value of the corresponding accumulation unit value on the preceding valuation date.

Annuity Unit Value       All annuity unit values in each division were set at
                         $1.00000000 on the first valuation date selected by us.
                         The value on any date thereafter is equal to (a) the Net Investment Factor for that division for the valuation period which includes that date divided by
                         (b) the sum of 1.00000000 and the rate of interest for the number of days in the valuation period, computed at an effective annual rate equal to the Assumed
                         Investment Rate, and multiplied by (c) the corresponding annuity unit value on the preceding valuation date.

Assumed Investment       The Assumed Investment Rate is the annual interest rate
Rate                     assumed in determining the first payment of variable
                         payment options. The amount of each subsequent payment from each division of the Separate Account will depend on the relationship between the Assumed Investment Rate and the actual investment performance of that division.
                         The Assumed Investment Rate will be 4% per annum. If a
                         4% rate would result in a first variable payment larger than that permitted under applicable state law, we will select a lower rate which will comply with that law.

Adjustment Of Units      We have the right to split or consolidate the number of
And Values               accumulation units or annuity units credited to the
                         contract, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable.
                         However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions or investment return of this contract, or on the Owner, Annuitant, any Beneficiary, any assignee or other person, or on us.

Payment Calculation      Payments under a Variable Income option are calculated
Date                     on a payment calculation date. That date is the
                         earliest valuation date which is not more than 10 days before the due date of the payment.

Computing Variable       The amount payable from each division of the Separate
Income Payments          Account (and which is to be applied to provide variable
                         income payments) will include a pro-rata share of any amount payable from the Guaranteed Principal Account which is to be applied to provide variable income payments. This amount is multiplied by the rates we are using for the option as of the date the first payment is due. For each division, the figure which results is multiplied by the ratio of the value of an accumulation unit on the first payment calculation date to the value of an accumulation unit on the date the first payment is due. The total of the amount of income determined for each division is the first payment. It is due on the first payment date.

                         Future payments under a Variable Income option are measured by annuity units. The number of annuity units in each division is the portion of the first payment provided by that division divided by the annuity unit value for that division on the first payment calculation date.

                         For payments after the first one, the annuity units in each division are multiplied by the annuity unit value on the payment calculation date that applies. The payment to be made on the payment due date is the sum of the amounts provided by each division.

Basis Of Computation     In computing the minimum payments under Fixed Income
                         Payment Options C, E and F, we use mortality rates from the 1983 Table "a" with Projection G for 30 years and with female rates set back five years.

                         For Variable Income options C, E and F, we use mortality rates based on the 1971 Individual Annuity Mortality Table (1971 IAM) projected to decrease 1 1/2% annually from 1971. The Variable Income Option C, E and F Tables are computed for annuitants born in 1942. For all other years of birth, the mortality improvement is determined by adjusting the annuitant's age according to the following table:

                                  Date of Birth         Adjustment to Actual Age

                                    1900-1904                   +8 Years
                                    1905-1909                   +7 Years
                                    1910-1914                   +6 Years
                                    1915-1919                   +5 Years
                                    1920-1924                   +4 Years
                                    1925-1929                   +3 Years
                                    1930-1934                   +2 Years
                                    1935-1939                   +1 Year
                                    1940-1944                   +0 Years
                                    1945-1949                   -1 Year
                                    1950-1954                   -2 Years
                                    1955-1959                   -3 Years
                                    1960-1964                   -4 Years
                                    1965-1969                   -5 Years
                                    1970-1974                   -6 Years
                                    1975-1979                   -7 Years
                                    1980-1984                   -8 Years
                                    1985-1989                   -9 Years
                                    1990-1994                  -10 Years
                                    1995-1999                  -11 Years

                         The annual interest rate used is the Assumed Investment Rate discussed in this Part.

Guarantees               All benefits, payments and values under this contract
                         which depend on the investment performance of the Separate Account may increase or decrease, as discussed in this Part. However, we guarantee that the dollar amounts of variable benefits will not be adversely affected by variations of actual expenses from expense charges stated in this contract. Also, those benefits will not be adversely affected by variations in actual mortality from the mortality assumptions stated in this contract.

                         A part of the assets of the Separate Account is the reserve for variable benefits and liabilities which depend on the investment performance of that Account. That part of the assets shall not be charged with any liabilities we have which arise from any business we conduct which does not depend on the performance of that Account.

                         The values and benefits of the Guaranteed Principal Account under this contract are not less than those required by the laws of the state in which this contract is delivered.

WHERE TO FIND IT

                                                                  Page No.
  The Schedule Page....................................................  1
Part 1. - The Basics Of This Contract..................................  2
   The Parties Involved - Owner, Annuitant,
     Beneficiary, Irrevocable Beneficiary,
     Payee.............................................................  2
   Dates - Contract Date, Contract
     Anniversary Date, Contract Year, Issue
     Date, Maturity Date...............................................  2
   This Is A Legal Contract............................................  2
   Trusts And Other Agreements.........................................  2
   Representations And Contestability..................................  3
   Misstatement Of Age.................................................  3
   Meaning Of In Force.................................................  3
   Home Office.........................................................  3
   Contract State......................................................  3
Part 2. - Purchase Payments............................................  3
   The First Purchase Payment..........................................  3
   Normal Purchase Payments............................................  3
   Net Purchase Payments...............................................  3
   Purchase Payment Flexibility And Notices............................  3
   Where To Pay........................................................  4
Part 3. - Accounts, Values And Charges.................................  4
   Allocation Of Purchase Payments.....................................  4
   The Separate Account................................................  4
   Valuation Date And Valuation Period.................................  4
   Accumulation Units And Annuity Units................................  4
   Purchase Of Accumulation Units......................................  5
   Date Of Purchase....................................................  5
   Variable Value Of Contract..........................................  5
   The Guaranteed Principal Account....................................  5
   Fixed Value Of Contract.............................................  5
   Interest On Fixed Value.............................................  5
   Accumulated Value Of Contract.......................................  5
   Administrative Charge...............................................  5
   Deductions For Sales Charges........................................  6
   Amount Of Sales Charge..............................................  6
Part 4. - Life Benefits................................................  7
  Contract Ownership...................................................  7
   Rights Of Owner.....................................................  7
   Assigning This Contract.............................................  7
   Changing The Owner, Payee Or
     Beneficiary.......................................................  7
   Transfers Of Values.................................................  7
   Limitations On Transfers............................................  7
  Redeeming This Contract..............................................  8
   Right To Redeem.....................................................  8
   Cash Redemption Value...............................................  8
   Partial Redemptions.................................................  8
   Redemption Or Maturity Without Charge...............................  9
   When And How We Pay.................................................  9
  Right To Change The Maturity Date.................................... 10
   Electing An Early Maturity Date..................................... 10
   Electing A Later Maturity Date...................................... 10
  Other Provisions Regarding Life Benefits............................. 10
   Periodic Statements................................................. 10
   Receipt Of Papers................................................... 10
   Contract Is Not Participating....................................... 10
Part 5. - Maturity Benefit And Death Benefit........................... 10
  Maturity Benefit..................................................... 10
   Maturity Value...................................................... 10
   Monthly Life Income................................................. 10
   Alternate Settlements At Maturity................................... 11
   Restriction On Rights............................................... 11
  Death Benefit........................................................ 11
   Amount Of Death Benefit............................................. 11
  Interest On Maturity Or Death Benefit................................ 11
   Interest Payable.................................................... 11
Part 6. - Payment Options.............................................. 12
   Fixed Income Payment Options........................................ 12
   Variable Income Payment Options..................................... 12
   Availability Of Payment Options..................................... 13
   Minimum Amounts..................................................... 13
   Electing A Payment Option........................................... 21
   Effective Date And Payment Date..................................... 21
   Withdrawals And Changes............................................. 21
   Income Protection................................................... 21
Part 7. - Notes On Our Computations.................................... 22
   Net Investment Factor............................................... 22
   Accumulation Unit Value............................................. 22
   Annuity Unit Value.................................................. 22
   Assumed Investment Rate............................................. 22
   Adjustment Of Units And Values...................................... 22
   Payment Calculation Date............................................ 22
   Computing Variable Income Payments.................................. 23
   Basis Of Computation................................................ 23
   Guarantees.......................................................... 24

Any Riders and Endorsements, and a Copy of The Application For The Contract, Follow Page 24.

Flexible Purchase Payment Multi-Fund
Variable Annuity Contract

This Contract provides that:

A monthly life income is payable beginning on the date this contract matures if the Annuitant is living at that time
A death benefit is payable if the Annuitant dies before this contract matures Flexible purchase payments may be made to the date this contract matures or to the Annuitant's death, if earlier

This Contract is not participating. It does not provide for the payment of dividends.

Notice Of Annual Meeting

The Owner is hereby notified that by virtue of this contract he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday of April in each year at 2 o'clock p.m.